EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-109508, 333-111945, 333-67948, 333-121511, 333-121509 and 333-114249; Form S-8 Nos. 333-98263, 333-97765, 333-83993, 333-50217, 333-50381, 333-107320, 333-63440, 333-39376, 333-121508, 333-116605 and 333-115629) of Nanogen, Inc. and in the related Prospectuses of our reports dated March 14, 2005, with respect to: (1) the consolidated financial statements and schedule of Nanogen, Inc., and (2) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nanogen, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Our audits also included the financial statement schedule of Nanogen, Inc. listed in Item 15(a)(2). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is March 14, 2005, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Diego, California

March 14, 2005